Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-231751

Pricing Supplement dated February 5, 2020 to the
Prospectus Supplement dated June 18, 2019 and
Prospectus Dated June 18, 2019
The Toronto-Dominion Bank $200,000,000 Fixed-to-Floating Rate Notes Due February 10, 2023
The Toronto-Dominion Bank (“TD” or “we”) has offered the Fixed-to-Floating Rate Notes due February 10, 2023 (the “Notes”) described below.
CUSIP / ISIN: 89114RDK9 / US89114RDK95
The Notes will accrue interest quarterly at the following per annum rates, calculated using the Day Count Fraction specified below:
•	For the first four quarterly Interest Periods (year 1): 1.85%, and
•
For the fifth through last quarterly Interest Period (years 2-3): 3-Month USD LIBOR as of the applicable Coupon Reset Date plus 0.27%. If 3-Month USD LIBOR is negative, the Interest Rate for the relevant Interest Period will be computed giving effect to the negative rate. Negative 3-Month USD LIBOR will reduce the Interest Rate for the relevant Interest Period to a rate that is less than 0.27%, but in no event will the Interest Rate be less than 0.00%.

TD will pay interest on the Notes on the 10th calendar day of each February, May, August and November (each an “Interest Payment Date”), commencing on May 10, 2020 and ending on the Maturity Date.
Any payments on the Notes are subject to the credit risk of TD. The Notes are unsecured and are not savings accounts or insured deposits of a bank. The Notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the accompanying prospectus.
The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Investment in the Notes involves a number of risks. See “Additional Risk Factors” beginning on page P-5 of this pricing supplement, “Risk Factors” beginning on page S-4 of the prospectus supplement dated June 18, 2019 (the “prospectus supplement”) and “Risk Factors” beginning on page 1 of the prospectus dated June 18, 2019 (the “prospectus”).
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We will deliver the Notes in book-entry only form through the facilities of The Depository Trust Company on the Issue Date, against payment in immediately available funds.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD
Per Security	$1,000.00	$4.075	$995.925
Total	$200,000,000.00	$815,000.00	$199,185,000.00

1 TD Securities (USA) LLC will receive a commission of up to $4.20 (0.42%) per $1,000 Principal Amount of the Notes and will use all or a portion of that commission to allow selling concessions to other dealers in connection with the distribution of the Notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. The total “Underwriting Discount” and “Proceeds to TD” specified above reflect the aggregate underwriting discount per Note at the time TD established its hedge positions on or prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page P-13 of this pricing supplement.

TD SECURITIES (USA) LLC	P-1

Fixed-to-Floating Rate Notes Due February 10, 2023

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the prospectus supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank
Issue:	Senior Debt Securities, Series D
Type of Note:	Fixed-to-Floating Rate Notes
CUSIP / ISIN:	89114RDK9/ US89114RDK95
Underwriter:	TD Securities (USA) LLC
Currency:	U.S. Dollars
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof.
Principal Amount:	$1,000 per Note
Pricing Date:	February 5, 2020
Issue Date:	February 10, 2020, which is three Business Days following the Pricing Date.
Maturity Date:	February 10, 2023, or if such day is not a Business Day, the next following Business Day and no interest shall be paid in respect of the delay.
Payment at Maturity	On the Maturity Date, TD will pay you the Principal Amount of your Notes plus any accrued and unpaid interest.
Interest Rate:
The Notes will bear interest at the Fixed Interest Rate for the first four quarterly Interest Periods (each such period, a “Fixed Interest Period”) and thereafter at the Floating Interest Rate, subject to the Interest Floor (each such period, a “Floating Interest Period”).

Interest Period:
For each Interest Payment Date, the quarterly period from, and including, the previous Interest Payment Date (or the Issue Date in the case of the first Interest Payment Date) to, but excluding, the applicable Interest Payment Date (or the Maturity Date in the case of the final Interest Payment Date), in each case, without any adjustment in the event an Interest Payment Date is postponed.

Fixed Interest Rate:	1.85% per annum
Floating Interest Rate:	3-Month USD LIBOR plus the Spread, subject to the Interest Floor.
3-Month USD LIBOR or the Floating Reference Rate:
Means, as of any Interest Reset Date, the London interbank offered rate (“LIBOR”) for deposits in U.S. dollars for a period of three (3) months commencing as of such Interest Reset Date, which is displayed on Reuters page “LIBOR01” (or any successor service or page for the purpose of displaying the London interbank offered rates of major banks, as determined by the Calculation Agent), as of 11:00 a.m., London Time on such Interest Reset Date. if LIBOR is discontinued prior to the maturity of the Notes, then the Floating Interest Rate will be determined by the fall-back provisions described in the accompanying prospectus supplement. See “Description of the Notes We May Offer—Interest Rates—Floating Rate Notes—LIBOR Notes” in the accompanying prospectus supplement.

Spread	27 basis points (0.27%)
Interest Reset Dates:	For each Floating Interest Period, two London Business Days (as defined below) prior to the previous Interest Payment Date.
Interest Floor:	0.00%

TD SECURITIES (USA) LLC	P-2

Day Count Fraction:
30/360

For the avoidance of doubt, each month is deemed to have 30 days and the year is deemed to have 360 days. Therefore, each quarterly interest period is deemed to have 90 days and the year is deemed to have 360 days, resulting in equal interest payments with respect to the Fixed Interest Periods.

Interest Payment Dates:
Quarterly, on the 10th calendar day of each February, May, August and November, commencing on May 10, 2020 and ending on the Maturity Date. If an Interest Payment Date is not a Business Day, interest shall be paid on the next Business Day, without adjustment for period end dates and no interest shall be paid in respect of the delay.

Business Day:
Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City or Toronto.

London Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in London.
U.S. Tax Treatment:	The Notes should be treated for U.S. federal income tax purposes as variable rate debt instruments, as discussed further herein under “Material U.S. Federal Income Tax Consequences”.
Canadian Tax Treatment:	Please see the discussion under the caption “Tax Consequences—Canadian Taxation” in the prospectus, which applies to your Notes.
Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or any electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities – Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Terms Incorporated in the Master Note:
All of the terms appearing above the item captioned “Listing” above and the terms appearing under the caption “Description of the Notes We May Offer” in the prospectus supplement, as modified by this pricing supplement.

Canadian Bail-in Powers:
The Notes are bail-inable debt securities (as defined in the prospectus) and subject to conversion in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”) and to variation or extinguishment in consequence, and subject to the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD SECURITIES (USA) LLC	P-3

Agreement with Respect to the Exercise of Canadian Bail-in Powers:
By its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to (i) agree to be bound, in respect of the Notes, by the CDIC Act, including the conversion of the Notes, in whole or in part – by means of a transaction or series of transactions and in one or more steps – into common shares of the Bank or any of its affiliates under subsection 39.2(2.3) of the CDIC Act and the variation or extinguishment of the Notes in consequence, and by the application of the laws of the Province of Ontario and the federal laws of Canada applicable therein in respect of the operation of the CDIC Act with respect to the Notes; (ii) attorn and submit to the jurisdiction of the courts in the Province of Ontario with respect to the CDIC Act and those laws; and (iii) acknowledge and agree that the terms referred to in paragraphs (i) and (ii), above, are binding on that holder or beneficial owner despite any provisions in the indenture or the Notes, any other law that governs the Notes and any other agreement, arrangement or understanding between that holder or beneficial owner and the Bank with respect to the Notes.
Holders and beneficial owners of Notes will have no further rights in respect of their bail-inable debt securities to the extent those bail-inable debt securities are converted in a bail-in conversion, other than those provided under the bail-in regime, and by its acquisition of an interest in any Note, each holder or beneficial owner of that Note is deemed to irrevocably consent to the converted portion of the Principal Amount of that Note and any accrued and unpaid interest thereon being deemed paid in full by the Bank by the issuance of common shares of the Bank (or, if applicable, any of its affiliates) upon the occurrence of a bail-in conversion, which bail-in conversion will occur without any further action on the part of that holder or beneficial owner or the trustee; provided that, for the avoidance of doubt, this consent will not limit or otherwise affect any rights that holders or beneficial owners may have under the bail-in regime.
See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.

TD SECURITIES (USA) LLC	P-4

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the prospectus supplement, relating to our Senior Debt Securities, Series D, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, “Risk Factors” in the prospectus supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the SEC website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
◾	Prospectus dated June 18, 2019: https://www.sec.gov/Archives/edgar/data/947263/000119312519175701/d741334d424b3.htm

◾	Prospectus Supplement dated June 18, 2019: https://www.sec.gov/Archives/edgar/data/947263/000119312519175713/d747878d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-5

Additional Risk Factors
The Notes involve risks not associated with an investment in ordinary fixed rate notes. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see the prospectus supplement and the prospectus.
You should consult your investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of your particular circumstances.
Investors Are Subject to Our Credit Risk, and Our Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Investors are dependent on TD’s ability to pay all amounts due on the Notes on the Interest Payment Dates and the Maturity Date, and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes.
The Notes will be Subject to Risks, Including Conversion in Whole or in Part — by Means of a Transaction or Series of Transactions and in One or More Steps — into Common Shares of TD or Any of its Affiliates, Under Canadian Bank Resolution Powers.
Under Canadian bank resolution powers, the CDIC may, in circumstances where TD has ceased, or is about to cease, to be viable, assume temporary control or ownership of TD and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of the assets of TD, and the power to carry out or cause TD to carry out a transaction or a series of transactions the purpose of which is to restructure the business of TD. If the CDIC were to take action under the Canadian bank resolution powers with respect to TD, this could result in holders or beneficial owners of the Notes being exposed to losses and conversion of the Notes in whole or in part — by means of a transaction or series of transactions and in one or more steps — into common shares of TD or any of its affiliates.
As a result, you should consider the risk that you may lose all or part of your investment, including the Principal Amount plus any accrued interest, if the CDIC were to take action under the Canadian bank resolution powers, including the bail-in regime, and that any remaining outstanding Notes, or common shares of TD or any of its affiliates into which the Notes are converted, may be of little value at the time of a bail-in conversion and thereafter. See “Description of the Debt Securities―Special Provisions Related to Bail-inable Debt Securities,” “Canadian Bank Resolution Powers” and “Risk Factors—Risks Related to the Bank’s Bail-inable Debt Securities” in the prospectus for a description of provisions and risks applicable to the Notes as a result of Canadian bail-in powers.
Because the Notes Accrue Interest at a Fixed Rate During the Fixed Interest Period, the Amount of Interest Payable on Your Notes on Each Interest Payment Date During the Fixed Interest Period May Be Below Market Interest Rates.
Because interest payable on your Notes during the Fixed Interest Period accrues at a fixed rate, there can be no guarantee that the interest you will receive on one or more of the Interest Payment Dates during the Fixed Interest Period will be equal to or greater than the market interest rate on such dates. We have no control over a number of factors that may affect market interest rates, including geopolitical conditions and economic, financial, political, regulatory, judicial and other events that affect markets generally that are important in determining the existence, magnitude and longevity of these risks and their results. You should have a view as to the Fixed Interest Rate relative to market interest rates for the term of the Notes, and be willing to forgo market interest rates during the Fixed Interest Period.
Because the Notes Accrue Interest at the Floating Interest Rate During the Floating Interest Period, You May Receive a Lesser Interest Rate During Such Period Relative to That of the Fixed Interest Period.
The interest payable on the Notes during the Floating Interest Period will accrue at the Floating Interest Rate. The Floating Reference Rate on which the Floating Interest Rate is based will vary and there will be significant risks not associated with a conventional fixed−rate debt security. These risks include fluctuation of the Floating Reference Rate and the possibility that the Floating Interest Rate on the Notes will decrease during the Floating Interest Period.
After the Fixed Interest Periods, the Amount of Each Interest Payment on an Interest Payment Date is Variable and May Be as Low as the Interest Floor.
Following the Fixed Interest Periods, you will receive interest on the applicable Interest Payment Date based on a rate per annum equal to the Floating Interest Rate.  While the interest rate applicable to each Interest Payment Date after the final Fixed Interest Period will fluctuate because it is based on the Floating Interest Rate, the Interest Rate for any Interest Payment Date during the Floating Interest Period will not be less than the Interest Floor. If the Floating Reference Rate is less than or equal to zero, it may cause the Floating Interest Rate for the applicable Interest Payment Date during the Floating Interest Period to be equal to the Interest Rate Floor, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time. You should consider, among other things, the overall potential interest payments payable on the Notes as compared to that of our or other similar debt securities of a comparable maturity.

TD SECURITIES (USA) LLC	P-6

LIBOR, and Therefore the Floating Interest Rate and the value of the Notes, May be Volatile and Will Be Affected by a Number of Factors.
LIBOR, and therefore the Floating Interest Rate and the value of the Notes, is subject to volatility due to a variety of factors, including but not limited to:
•	interest and yield rates in the market;
•	changes in, or perceptions about future LIBOR rates;
•	general economic conditions;
•	policies of the U.S. Federal Reserve Board regarding interest rates;
•	supply and demand among banks in London for U.S. dollar-denominated deposits with the relevant term;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	inflation and expectations concerning inflation;
•	performance of capital markets;
•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect markets generally and that may affect LIBOR; and
•	the time remaining to the maturity of the Notes.
The impact of any of the factors set forth above may enhance or offset some or all of the changes resulting from another factor or factors. A lower LIBOR will result in the Floating Interest Rate decreasing, but in no case will the Floating Interest Rate be less than the Interest Floor.
Changes or Uncertainty in Respect of LIBOR May Affect the Value of and Return on the Notes, Including Where LIBOR May Not be Available.
Various interest rates and other indices that are deemed to be “benchmarks,” including LIBOR, are the subject of recent national, international and other regulatory guidance and proposals for reform. Some of these reforms are already effective, including the EU Benchmark Regulation (Regulation (EU) 2016/1011) (the “Benchmarks Regulation”), which compliance date was January 1, 2018, while others are still to be implemented.
These reforms and other pressures may cause LIBOR to disappear entirely, to perform differently than in the past (as a result of a change in methodology or otherwise), create disincentives for market participants to continue to administer or contribute to LIBOR or have other consequences that cannot be predicted. On July 27, 2017, the Chief Executive of the UK Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA will no longer persuade or compel banks to submit rates for the calculation of LIBOR after 2021.
It is not possible to predict the further effect of any changes in the methods by which LIBOR rates are determined, nor is it possible to predict the effect of any other reforms or proposals affecting LIBOR that may be enacted in the future, and may adversely affect the trading market for securities that bear interest at rates based on LIBOR, including the notes. In addition, any future changes in the method pursuant to which LIBOR is determined or the transition to a successor benchmark may result in, among other things: (i) a sudden or prolonged increase or decrease in LIBOR or any successor benchmark rates; (ii) a delay in the publication of LIBOR or any such benchmark rates; (iii) a change in the rules or methodologies in LIBOR or any successor benchmarks that discourage market participants from continuing to administer or participate in LIBOR or any successor benchmarks; and (iv) LIBOR or any successor benchmark rate no longer being determined and published. Accordingly, in respect of the notes, such proposals for reform and changes in applicable regulation could have a material adverse effect on the value of and return on the notes (including potential rates of interest thereon).
Based on the foregoing, investors in the notes should be aware that:
(a)
any of the reforms or pressures described above or any other changes to LIBOR could affect the level of the published rate, including to cause it to be lower and/or more volatile than it would otherwise be; and

(b)
if LIBOR is permanently or indefinitely discontinued prior to the maturity of the Notes, then the Floating Interest Rate will be determined by the fall-back provisions specified in the prospectus supplement under "Description of the Notes We May Offer—Interest Rates—LIBOR Notes". Such provisions may not operate as intended depending on market circumstances and the availability of rates information at the relevant time. This may result, to the extent that other fall-back provisions provided for in the prospectus supplement are not applicable, in the application of an alternative floating reference rate and corresponding adjustments to the Spread, Interest Reset Dates and other related provisions of the Notes for the Floating Interest Periods. See "Description of the Notes We May Offer-Interest Rates—LIBOR Notes" in the accompanying prospectus supplement for additional information.

TD SECURITIES (USA) LLC	P-7

There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the interest payments on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Since this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision.
The Agent Discount, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be lower than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or any electronic communications network. TD Securities (USA) LLC and other affiliates of TD may make a market for the Notes; however, they are not required to do so. TD Securities (USA) LLC or any other affiliate of TD may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the Issue Price, and as a result, you may suffer substantial losses.
The Temporary Price at Which TD Securities (USA) LLC May Initially Buy The Notes in the Secondary Market May Exceed Other Secondary Market Values and, Depending on Your Broker, the Valuation Provided on Your Customer Account Statements May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market (if TD Securities (USA) LLC makes a market in the Notes, which it is not obligated to do) may, for a temporary period after the Pricing Date of the Notes, exceed the secondary market value of the Notes, as discussed further under “Supplemental Plan of Distribution (Conflicts of Interest).” During this temporary period such prices may, depending on your broker, be greater than the valuation provided on your customer account statements; you should inquire with your broker as to the valuation provided on your customer account statement. The price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.
The U.S. tax treatment of the Notes may be uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” below. You should consult your tax advisor about your tax situation.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see “Tax Consequences—Canadian Taxation” in the prospectus. If you are not a Non-resident Holder (as that term is defined in “Canadian Taxation” in the prospectus) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.

TD SECURITIES (USA) LLC	P-8

Historical Performance of LIBOR
We obtained the information regarding the historical performance of the Floating Reference Rate below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service and have not undertaken an independent review or due diligence of the information. The historical performance of the Floating Reference Rate should not be taken as an indication of its future performance. We cannot give you assurance that the performance of the Floating Reference Rate will result in any Interest Rate during a Floating Interest Period in excess of the Interest Floor.
Historically, the Floating Reference Rate has experienced significant fluctuations. Any historical upward or downward trend in the Floating Reference Rate during any period shown below is not an indication that the interest payable on the Notes is more or less likely to increase or decrease at any time during any Floating Interest Period.
On February 5, 2020 the Floating Reference Rate was 1.74163%. The graph below sets forth the historical performance of the Floating Reference Rate from February 5, 2010 through February 5, 2020. Past performance of the Floating Reference Rate is not indicative of future performance of the Floating Reference Rate.

3
2.5
2
1.5
1
0.5
0
Feb-2010
Feb-2011
Feb-2012
Feb-2013
Feb-2014
Feb-2015
Feb-2016
Feb-2017
Feb-2018
Feb-2019
Feb-2020

TD SECURITIES (USA) LLC	P-9

Material U.S. Federal Income Tax Consequences
General The following discussion summarizes certain U.S. federal income tax consequences to U.S. Holders of the purchase, beneficial ownership and disposition of the Notes. This discussion replaces the federal income tax discussions in the prospectus supplement and prospectus. This discussion does not address the tax consequences to shareholders, or other equity holders in, or beneficiaries of, a holder, or any state, local or non-U.S. tax consequences of the purchase, ownership or disposition of the Notes. Persons considering the purchase of Notes should consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, beneficial ownership and disposition of Notes arising under the laws of any other taxing jurisdiction.
For purposes of this summary, a “U.S. Holder” is a beneficial owner of a Note that is:
•	an individual who is a citizen or a resident of the U.S., for U.S. federal income tax purposes;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the U.S. or any State thereof (including the District of Columbia);

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
•
a trust if a court within the U.S. is able to exercise primary supervision over its administration, and one or more U.S. persons, for U.S. federal income tax purposes, have the authority to control all of its substantial decisions.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a Note that is:
•	a nonresident alien individual for federal income tax purposes;
•	a foreign corporation for federal income tax purposes; or
•	an estate or trust whose income is not subject to federal income tax on a net income basis.
An individual may, subject to certain exceptions, be deemed to be a resident of the U.S. for U.S. federal income tax purposes by reason of being present in the U.S. for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three year period ending in the current calendar year (counting for such purposes all of the days present in the current year, one third of the days present in the immediately preceding year, and one sixth of the days present in the second preceding year).
This discussion is based on interpretations of the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, and rulings and decisions currently in effect (or in some cases proposed), all of which are subject to change. Any such change may be applied retroactively and may materially and adversely affect the U.S. federal income tax consequences described herein. This discussion addresses only holders that purchase Notes at initial issuance, and own Notes as capital assets and not as part of a “straddle,” “hedge,” “synthetic security,” or a “conversion transaction” for U.S. federal income tax purposes or as part of some other integrated investment. This discussion does not discuss all of the tax consequences (such as any alternative minimum tax consequences) that may be relevant to particular investors or to investors subject to special treatment under the U.S. federal income tax laws (such as banks, thrifts or other financial institutions; insurance companies; securities dealers or brokers, or traders in securities electing mark-to-market treatment; regulated investment companies or real estate investment trusts; small business investment companies; S corporations; partnerships; or investors that hold their Notes through a partnership or other entity treated as a partnership for U.S. federal income tax purposes; holders whose functional currency is not the U.S. dollar; certain former citizens or residents of the U.S.; retirement plans or other tax-exempt entities, or persons holding the Notes in tax-deferred or tax-advantaged accounts; persons that purchase or sell the Notes as part of a wash sale for tax purposes; or “controlled foreign corporations” or “passive foreign investment companies” for U.S. federal income tax purposes).
U.S. Federal Income Tax Treatment of the Notes
While there is no authority that specifically addresses the U.S. federal income tax treatment of bail-inable notes such as the Notes, the Notes should be treated as indebtedness for U.S. federal income tax purposes, and the balance of this summary assumes that such notes are treated as indebtedness for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) could assert that the Notes should be treated as equity for U.S. federal income tax purposes. Nevertheless, treatment of the Notes as equity for U.S. federal income tax purposes should not result in inclusions of income with respect to the Notes that are materially different from those if the Notes are treated as indebtedness. If the Notes were treated as equity, it is unlikely that interest payments on the Notes that are treated as dividends for U.S. federal income tax purposes would be treated as “qualified dividend income” for U.S. federal income tax purposes and, if such dividends were not treated as qualified dividend income, amounts treated as dividends would be taxed at ordinary income tax rates. You should consult with your tax advisor regarding the appropriate characterization of bail-inable notes for U.S. federal income tax purposes, and the U.S. federal income and other tax consequences of any bail-in conversion.
The Notes should be treated as debt for U.S. federal income tax purposes. Further, the notes should be treated as “variable rate debt instruments”. Whether the notes will be issued with original issue discount (“OID”), however, will depend upon the facts at the time of issuance of the notes. If the determination were made as of the date hereof, we would treat the notes as “variable rate debt instruments” issued without OID or, alternatively, issued with de minimis OID. However, the U.S. federal income tax treatment of the notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the notes, and the IRS or a court may

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not agree with the tax treatment described herein. We urge you to consult your tax advisor as to the tax consequences of your investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that the Notes should be treated in the manner described above. However, the U.S. federal income tax treatment of the Notes is uncertain. We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. We urge you to consult your tax advisor as to the tax consequences of your investment in the Notes.
Sale, Exchange or Maturity of the Notes. Upon the disposition of a Note by sale, exchange, maturity or other taxable disposition, a U.S. Holder should generally recognize taxable gain or loss equal to the difference between (1) the amount realized on such taxable disposition (other than amounts attributable to accrued but untaxed interest) and (2) the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the U.S. Holder’s cost of the Note. Because the Note is held as a capital asset, such gain or loss will generally constitute capital gain or loss. Capital gain of a noncorporate U.S. Holder is generally taxed at preferential rates where the holder has a holding period of greater than one year. The deductibility of a capital loss realized on the sale, exchange, maturity or other taxable disposition of a Note is subject to limitations.
Interest. Pursuant to rules governing the tax treatment of variable rate debt instruments in respect of the special rules regarding original issue discount (“OID”) as described below, subject to current market conditions, interest will be taxable to you as ordinary interest income at the time it is accrued or received, in accordance with your method of tax accounting. If there is OID upon issuance of the Note, the accrual of any OID is determined by assuming the Note bears interest at a fixed interest rate equal to the Issue Date value of the qualified floating rate. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.
Variable Rate Debt Instruments. In order to qualify as a “variable rate debt instrument”:
•
the issue price of the Note must not exceed the total amount of noncontingent principal payments on the Note by more than the product of such principal payments and the lesser of (i) 15% or (ii) the product of 1.5% and the number of complete years in the Note’s term, and

•
the Note must not provide for any stated interest other than stated interest paid or compounded at least annually at a qualifying variable rate which is (i) one or more “qualified floating rates,” (ii) a single fixed rate and one or more qualified floating rates, (iii) a “single objective rate,” or (iv) a single fixed rate and a single objective rate that is a “qualified inverse floating rate” (each as described below).

For purposes of determining if a Note is a variable rate debt instrument, a qualified floating rate is a variable rate whose variations can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt instrument is denominated and is set at a “current rate.” A qualified floating rate (or objective rate, as described below) must be set at a current value of that rate. A current value is the value of the variable rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that day.
A multiple of a qualified floating rate is generally not a qualified floating rate, unless the variable rate is either:
•	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, or
•	a product of a qualified floating rate times a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate.
Certain combinations of rates are treated as a single qualified floating rate, including (i) interest stated at a fixed rate for an initial period of one year or less followed by a qualified floating rate (or objective rate) if the value of the floating rate at the Issue Date is intended to approximate the fixed rate, and (ii) two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Note. A combination of these rates is generally treated as a single qualified floating rate if the values of all rates on the Issue Date are within 0.25 percentage points of each other. A variable rate that is subject to an interest rate cap, floor, governor or similar restriction on rate adjustment is treated as a qualified floating rate only if the restriction is fixed throughout the term of the Note, and is not reasonably expected as of the Issue Date to cause the yield on the Note to differ significantly from its expected yield absent the restriction.
An objective rate is defined as a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information (other than a rate based on information that is within our control (or the control of one of our affiliates) or that is unique to our circumstances (or those of a related party)). The IRS may designate other variable rates that will be treated as objective rates. However, a variable rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note’s term will differ significantly from the average value of such rate during the final half of its term. A combination of a fixed rate of stated interest for an initial period of one year or less followed by an objective rate is treated as a single objective rate if the value of the objective rate at the Issue Date is intended to approximate the fixed rate; such a combination of rates is generally treated as a single objective rate if the objective rate on the Issue Date does not differ from the fixed rate by more than 0.25 percentage points. An objective rate is a qualified inverse floating rate if it is equal to a fixed rate reduced by a qualified floating rate, the variations in which can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate (disregarding permissible rate caps, floors, governors and similar restrictions as those discussed above).
Special rules apply to variable rate debt instruments to determine the amount of qualified stated interest and the amount and accrual of any OID.  If the Note bears interest that is unconditionally payable or compounds at least annually at a single qualified floating rate or objective rate, all stated interest is treated as qualified stated interest.  The accrual of any OID is determined by assuming the Note bears interest at a fixed interest rate equal to the Issue Date value of the qualified floating rate or qualified inverse floating rate or, in the

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case of any other objective rate, a fixed internal rate that is equal to the reasonably expected yield for the Note.  The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.
If the Note bears interest at a qualifying variable rate other than a single qualified floating rate or objective rate, the amount and accrual of OID generally are determined by (i) determining a fixed rate substitute for each variable rate as described in the preceding paragraph, (ii) determining the amount of qualified stated interest and OID by assuming the Note bears interest at those substitute fixed rates and (iii) making appropriate adjustments to the qualified stated interest and OID so determined for actual interest rates under the Note.  However, if that qualifying variable rate includes a fixed rate, the Note is generally treated for purposes of applying clause (i) of the preceding sentence as if it provided for an assumed qualified floating rate (or qualified inverse floating rate if the actual variable rate is a qualified inverse floating rate) that would cause the Note to have approximately the same fair market value, and the rate is used in lieu of the fixed rate.
Medicare Tax on Net Investment Income
U.S. Holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets
Certain U.S. Holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this reporting obligation to your ownership of the Notes.
Backup Withholding and Information Reporting
Interest paid on, and the proceeds received from a sale, exchange, maturity or other taxable disposition of Notes held by a U.S. Holder will be subject to information reporting unless the U.S. Holder is an “exempt recipient” and may also be subject to backup withholding if the holder fails to provide certain identifying information (such as an accurate taxpayer number) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.
You are urged to consult your tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of TD).

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TD Securities (USA) LLC, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TD Securities (USA) LLC will purchase the Notes from TD at the public offering price less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers. TD Securities (USA) LLC or other registered broker-dealers offered the Notes at the public offering price set forth on the cover page of this pricing supplement. TD Securities (USA) LLC will receive a commission of up to $4.20 (0.42%) per $1,000 Principal Amount of the Notes. The total “Underwriting Discount” and “Proceeds to TD” specified on the cover hereof reflect the aggregate underwriting discounts per Note at the time TD established its hedge positions prior to the Pricing Date, which was variable and fluctuated depending on market conditions at such times.
Delivery of the Notes will be made against payment for the Notes on the Issue Date, which is three business days following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes in the secondary market on any date prior to two business days before delivery of the Notes will be required, by virtue of the fact that each Note will initially settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TD Securities (USA) LLC may initially buy or sell the Notes in the secondary market, if any, may, for a temporary period expected to be approximately 18 months after the Pricing Date, exceed the secondary market value of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. This discretionary election and the temporary reimbursement period are determined on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
Conflicts of Interest. TD Securities (USA) LLC is an affiliate of TD and, as such, has a ‘‘conflict of interest’’ in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, this offering of the Notes was conducted in compliance with the provisions of FINRA Rule 5121. In accordance with FINRA Rule 5121, neither TD Securities (USA) LLC nor any other affiliated agent of ours is permitted to sell the Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We may use this pricing supplement in the initial sale of the Notes. In addition, TD Securities (USA) LLC or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.
Prohibition of Sales to European Economic Area Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

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Validity of the Notes
In the opinion of Cadwalader, Wickersham & Taft LLP, as special products counsel to TD, when the Notes offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Notes will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Cadwalader, Wickersham & Taft LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Notes, authentication of the Notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Cadwalader, Wickersham & Taft LLP dated May 24, 2019 which has been filed as Exhibit 5.3 to the registration statement on Form F-3 filed by TD on May 24, 2019.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, the Notes will have been validly executed and issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated May 24, 2019, which has been filed as Exhibit 5.2 to the registration statement on Form F‑3 filed by TD on May 24, 2019.

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